Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to incorporation by reference in the Registration Statements (Form S-8 Nos. 33-85634, 33-89124, 333-76957 and 333-49290 and Form S-3 Nos. 333-124355, 333-135580, 333-135581) of SkyTerra Communications, Inc. of our report dated February 22, 2006, (except for the matter discussed in paragraph 1 of Note 1, as to which the date is October 4, 2006) with respect to the consolidated financial statements of SkyTerra Communications, Inc., as defined in Note 1 to the consolidated financial statements, as of December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005, included in this Current Report (Form 8-K) of SkyTerra Communications, Inc. dated October 10, 2006.

/s/ Ernst & Young LLP

McLean, Virginia

October 4, 2006